Exhibit 99.4

Execution Version

SECURITIES PURCHASE AGREEMENT

by and between

PATTERN DEVELOPMENT FINANCE COMPANY LLC

and

PUBLIC SECTOR PENSION INVESTMENT BOARD

DATED JUNE 16, 2017

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; CONSTRUCTION

i

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1.	Due Organization, Good Standing and Corporate Power	11
Section 5.2.	Authorization	11
Section 5.3.	Consents and Approvals	11
Section 5.4.	Investor Status	12
Section 5.5.	Litigation	13
Section 5.6.	Financing	13
Section 5.7.	Due Diligence Review	13
Section 5.8.	Canadian Prospectus Exemption and Resale Restriction	13

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1.	Pre-Closing Access to Records	13
Section 6.2.	Commercially Reasonable Efforts; Cooperation	14

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1.	Public Announcements	14
Section 7.2.	Further Assurances	14
Section 7.3.	Restriction on Transfer	14

ARTICLE VIII

TERMINATION

Section 8.1.	Termination of Agreement	15
Section 8.2.	Effect of Termination	15

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1.	Survival of Representations and Warranties	16
Section 9.2.	Indemnification by Seller	16
Section 9.3.	Indemnification by Purchaser	16
Section 9.4.	Sole Remedy/Waiver	17
Section 9.5.	Treatment of Indemnification Payments	17

ii

SCHEDULES

Schedule 4.5 — Material Litigation

Schedule 4.6 — Compliance with Laws

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated June 16, 2017 (the “Effective Date”) by and between Pattern Development Finance Company LLC, a Delaware limited liability company (“Seller”) and Public Sector Pension Investment Board, a Canadian Crown corporation under the Public Sector Pension Investment Board Act (Canada) (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the record owner of certain common shares of Pattern Energy Group Inc., a Delaware corporation (“PEGI”) as of the date hereof; and

WHEREAS, Seller desires to sell or cause to be sold to Purchaser, and Purchaser desires to purchase from Seller, the Shares (as defined below) pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.                                 Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided further, that, PEGI shall not be deemed to be an Affiliate of Seller for the purposes of Article VI, Article VII and Article IX.

“Applicable Law” shall mean, with respect to any Person, any federal, state or local law, ordinance, code, rule, regulation, Order, directive having the force and effect of law, or order enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assignment and Acknowledgement Agreement” shall mean the Assignment and Acknowledgement Agreement by and among PEG LP, PEGI and the Purchaser, dated as of June 16, 2017.

“Books and Records” shall mean, as to any Person, the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files of such Person.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, U.S.A. and Montréal, Québec, Canada.

“Canadian Accredited Investor” means an “accredited investor” as such term is defined in NI 45-106.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder, as they apply solely in the United States.

“Commission” means the United States Securities and Exchange Commission.

“Contract” shall mean any note, bond, mortgage, indenture, guaranty, license, franchise, permit, agreement, contract, commitment, lease, purchase order, or other instrument or obligation and any amendments thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” shall mean, with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Seller or Purchaser.

“Governmental Entity” shall mean any United States federal, state, or local court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory agency, body or authority, or any securities exchange.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, any: (a) obligations of such Person relating to indebtedness for borrowed money or for the deferred purchase price of property or services with respect to which such Person is liable (including reimbursement obligations related to banker’s acceptances, surety bonds or letters of credit, whether or not matured); (b) obligations in respect of letters of credit to the extent actually then drawn; (c) obligations evidenced by a note, bond, debenture or similar debt instrument; (d) capital lease obligations; and (e) accrued interest or penalties related to any of the foregoing.

“Lenders” shall mean any lenders under the Margin Loan Agreement by and among Seller and certain other parties thereto, dated as of May 6, 2014.

“Liabilities” shall mean any and all Indebtedness, Taxes, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any liens, encumbrances, security interests, pledges, warrants, claims, options, bonds, equitable interests, easements, mortgages, charges, indentures, deeds of trust, rights of way, defects of title, encroachments, or any other restrictions or limitations on ownership or use (whether on voting, sale, transfer, use, disposition, or otherwise), whether imposed by any Contract or Law.

“Loss” or “Losses” shall mean, without duplication, any and all losses, Liabilities, judgments, damages, penalties, fines, settlements, response or remediation or inspection costs and expenses, and other costs and expenses (including reasonable attorneys’ fees and expenses), including without limitation interest on any amount payable to a Third Party as a result of the foregoing and legal, accounting, auditing or consulting fees and expenses reasonably incurred in connection with investigating or defending any claims, actions or Proceedings, whether or not resulting in liability, and all legal fees and expenses incurred by a Purchaser Indemnitee or Seller Indemnitee, as the case may be, in enforcing such indemnitee’s right to indemnification pursuant to this Agreement.

“NI 45-106” shall mean National Instrument 45-106 of the Canadian Securities Administrators entitled Prospectus Exemptions.

“Order” shall mean any judgment, order, injunction, decree, ruling, or writ of any Governmental Entity or any arbitrator.

“Ordinary Course” shall mean, with respect to any Person, the ordinary course of business of such Person, consistent with past practice and custom.

“Organizational Documents” shall mean, with respect to any Person, the articles of incorporation, articles of organization, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments or modifications thereto.

“Other Party” shall mean (a) in respect of Purchaser, Seller, and (b) in respect of Seller, Purchaser.

“Ownership Interest” shall mean, with respect to Seller, Seller’s ownership of the Shares.

“Party” or “Parties” shall mean Seller and Purchaser, individually or collectively, as the case may be.

“Payoff and Release  Agreement” shall mean the Payoff and Release Agreement by and among Seller, Purchaser and Lenders, dated as of June 16, 2017.

“PEG LP” shall mean Pattern Energy Group LP, a Delaware limited partnership.

“Person” shall mean and include an individual, a partnership, a limited partnership, an exempted limited partnership, a limited liability partnership, a joint venture, a corporation, an exempted company with limited liability, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Proceeding” shall mean any action, suit (including any counterclaim), arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Registrable Shares” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement between PEG LP and PEGI, dated as of October 2, 2013.

“Representatives” of any Person shall mean such Person’s directors, managers, general partners, members, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“SEC” shall mean  the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share Purchase Price” shall mean an amount equal to $21.90825.

“Subsidiary” shall have the meaning set forth in Rule 405 of the rules and regulations promulgated under the Securities Act.

“Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States, Canadian or foreign federal, state, provincial, territory, local and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any Liability for such amounts as a result of (i) being a transferee or successor or (ii) being a member of a combined, consolidated, unitary or affiliated group.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person other than Seller or Purchaser or any Affiliate of any thereof.

Section 1.2.                                 Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated below.

Defined Term	Section
Agreement	Preamble
Claim Certificate	9.1
Closing	3.1
Closing Date	3.1
Closing Purchase Price	2.3
Creditor’s Rights	4.2(a)
Effective Date	Preamble
Knowledge of Purchaser	1.5
Knowledge of Seller	1.5
PEGI	Preamble
Purchaser	Preamble
Purchaser Indemnitees	9.2
Seller	Preamble
Seller Indemnitees	9.3
Shares 2	2.1
Termination Date	8.1(d)
Third Party Claim	9.2

Section 1.3.                                 Construction.  In this Agreement, unless the context otherwise requires:

(a)                                 references to “written”, “in writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail); provided that, for the avoidance of doubt, a sender of notices under this Agreement shall comply with the provisions of Section 10.3;

(b)                                 the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties;

(c)                                  words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)                                 references to Articles, Sections, Schedules, the Preamble and Recitals are references to articles, sections, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the Articles, Sections and Schedules (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)                                  references to “day” or “days” are to calendar days;

(f)                                   the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)                                  this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented in accordance with the terms thereof;

(h)                                 “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(i)                                     references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Section 1.4.                                 Exhibits and Disclosure Schedules.  The Exhibits and Schedules are incorporated into and form an integral part of this Agreement.

Section 1.5.                                 Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller” or words of similar import, it shall mean the actual knowledge of Hunter Armistead, Dyann Blaine, Kevin Devlin, Daniel Elkort and Michael Garland.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Purchaser” or words of similar import, it shall mean the actual knowledge of Patrick Samson and Guthrie Stewart.

ARTICLE II

PURCHASE AND SALE

Section 2.1.                                 Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Purchaser and Purchaser shall purchase from Seller, 8,700,000 common shares of PEGI (each, a “Share” and collectively, the “Shares”), free and clear of any Liens (other than restrictions on transfer under applicable securities laws or pursuant to Section 7.3).

Section 2.2.                                 Delivery.  In connection with the purchase of the Shares pursuant to Section 2.1, at Closing or otherwise in accordance with the Payoff and Release Agreement, the Shares will be delivered to an account in the name of the Purchaser at PEGI’s transfer agent, Computershare, in restricted book entry form.

Section 2.3.                                 Consideration.  In exchange for the purchase of the Shares pursuant to Section 2.1, at the Closing, Purchaser shall pay Seller by wire transfer to such bank account as shall be specified in the Payoff and Release Agreement, in immediately available funds, an amount equal to $190,601,775.00, representing (a) the Share Purchase Price multiplied by (b) 8,700,000 (the “Closing Purchase Price”).

Section 2.4.                                 Assignment of Rights.  In connection with the purchase of the Shares pursuant to Section 2.1, at the Closing, Seller shall cause PEG LP to assign its piggyback registration rights under Section 2.2 of the Registration Rights Agreement with respect to the Shares and provide evidence satisfactory to Purchaser confirming such assignment; provided, however, that the Shares shall not be deemed to be Registrable Shares for purposes of any other section of the Registration Rights Agreement.

ARTICLE III

CLOSING

Section 3.1.                                 Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place on June 21, 2017 or such other date as mutually agreed by Seller and Purchaser (the “Closing Date”).

Section 3.2.                                 Conditions to the Closing.

(a)                                 Mutual Conditions.  The respective obligations of each Party to consummate the purchase and sale of the Shares shall be subject to the satisfaction on or prior to the Closing Date of the condition (which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by Applicable Law) that no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal.

(b)                                 Purchaser’s Conditions.  The obligations of Purchaser to consummate the purchase of the Shares from Seller shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by Applicable Law):

(i)                                     Seller shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Seller on or prior to the Closing Date;

(ii)                                  the representations and warranties of Seller contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date, and all other representations and warranties of Seller shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct, or, if not qualified by materiality, true and correct in all material respects, as of such date only); and

(iii)                               Seller shall have delivered, or caused to be delivered, to Purchaser at the Closing Seller’s closing deliverables described in Section 3.3.

(c)                                  Seller’s Conditions.  The obligation of Seller to consummate the sale of the Shares to Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Seller on behalf of itself in writing, in whole or in part, to the extent permitted by Applicable Law):

(i)                                     Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement in all material respects that are required to be performed and complied with by Purchaser on or prior to the Closing Date;

(ii)                                  the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true and correct when made and as of the Closing Date, and all other representations and warranties of Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct, or, if not qualified by materiality, true and correct in all material respects, as of such date only); and

(iii)                               Purchaser shall have delivered, or caused to be delivered, to Seller at the Closing Purchaser’s closing deliverables described in Section 3.3.

Section 3.3.                                 Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

(i)                                     its and the Lenders’ executed signature page(s) to the Payoff and Release Agreement;

(ii)                                  PEG LP’s and PEGI’s executed signature page to the Assignment and Acknowledgement Agreement;

(iii)                               a certificate of an authorized officer of Seller, certifying as to the good standing of Seller, resolutions of Seller authorizing Seller to enter into this Agreement, incumbency of the officers of Seller executing this Agreement, and such other matters as shall be reasonably requested by Purchaser;

(iv)                              all other documents and instruments reasonably requested by Purchaser that are necessary to transfer the Shares to Purchaser; and

(v)                                 Shares in book entry form pursuant to Section 2.1 and Section 2.2 herein.

(b)                                 At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless delivered previously) the following:

(i)                                     its executed signature page(s) to the Payoff and Release Agreement;

(ii)                                  its executed signature page to the Assignment and Acknowledgement Agreement;

(iii)                               the Closing Purchase Price, by wire transfer of immediately available funds into the account designated by Seller pursuant to Section 2.3;

(iv)                              a certificate of an authorized officer of Purchaser, certifying as to the resolutions of Purchaser authorizing Purchaser to enter into this Agreement, incumbency of the officers of Purchaser executing this Agreement, and such other matters as shall be reasonably requested by Seller; and

(v)                                 all other documents and instruments reasonably requested by Seller that are necessary to transfer the Shares to Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as set forth below:

Section 4.1.                                 Due Organization, Good Standing and Partnership Power.  Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite partnership power and authority to own, lease and operate its properties and carry on its business as now being conducted.  Seller is duly registered or qualified to transact business, and is in good standing under the Applicable Laws of each jurisdiction which requires such registration or qualification, except where the failure to be so registered or qualified would not reasonably be expected to prevent, materially delay or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.2.                                 Authorization.

(a)                                 Seller has the requisite limited partnership power and authority, and has taken all limited partnership action necessary to execute and deliver this Agreement and all other documents to be executed and delivered by Seller as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and, to the extent applicable, the performance of its obligations hereunder have been duly authorized and approved by all necessary limited partnership action on the part of Seller.  This Agreement has been duly executed and delivered by Seller.  Assuming that this Agreement constitutes valid and binding obligations of Purchaser, this Agreement constitutes valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general equitable principles, whether considered in a Proceeding in equity or at law (collectively, “Creditor’s Rights”).

(b)                                 The execution, delivery and performance by Seller of this Agreement or any other agreement contemplated hereunder or the consummation by Seller of the transactions contemplated hereby or thereby does not or will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with any of the provisions of the Organizational Documents of Seller, (ii) conflict with or result in a breach of, or constitute a default under any Contract to which Seller is a party or by which Seller or any of its properties or assets are bound, (iii) contravene any Applicable Law, or (iv) violate any applicable right of first offer or right of first refusal to which Seller is a party, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which would not reasonably be expected to prevent, materially delay or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.3.                                 Consents and Approvals.

(a)                                 No consent of, notice to or filing with any Governmental Entity or any other Person is required to be obtained, given or made by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations, notices or filings which have been obtained, given or made or, if not made, given or obtained, would not reasonably be expected to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4.                                 Title to Shares.  Other than such liens on the Shares existing as of the Effective Date pursuant to the Margin Loan Agreement among Seller and the Lenders, dated as of May 6, 2014, (a) Seller is the sole registered and beneficial owner and holder of the Shares and (b) Seller has good and marketable title to the Shares, free and clear of all Liens (other than transfer restrictions under applicable securities laws).

Section 4.5.                                 Litigation.  Except as set forth on Schedule 4.5, as of the date hereof, (a) there is no Proceeding by, before or against any Governmental Entity or any other Person pending or, to the Knowledge of Seller, threatened against or affecting Seller (with respect to the Ownership Interest), which would reasonably be expected to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated by this Agreement, and (b) Seller (with respect to the Ownership Interest) is not subject to any Order which would reasonably be expected to prevent, materially delay or impair Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.6.                                 Compliance with Laws.  Except as set forth on Schedule 4.6, Seller (with respect to the Ownership Interest) is in compliance in all material respects with all Applicable Laws and requirements of any Governmental Authority, in each case as currently enforced by the applicable Governmental Authority.

Section 4.7.                                 Brokers or Other Commissions.  Seller represents and warrants that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection with the sale of the Shares to Purchaser.

Section 4.8.                                 Transfer Taxes.  No transfer, documentary, sales, use, stamp, registration, value added and other such Taxes or fees (including any penalties or interest) shall be incurred in connection with the transactions contemplated by this Agreement, either by themselves or in combination with any other previous or subsequent transfers of common shares of PEGI.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as set forth below:

Section 5.1.                                 Due Organization, Good Standing and Corporate Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Canada, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted.  Purchaser is duly registered or qualified to transact business, and is in good standing under the Laws of each jurisdiction which requires such registration or qualification, except where the failure to be so registered or qualified would not reasonably be expected to prevent, materially delay or materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.2.                                 Authorization.

(a)                                 Purchaser has the requisite corporate power and authority and has taken all action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby and, to the extent applicable, the performance of its obligations hereunder have been duly authorized and approved by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser.  Assuming that this Agreement constitutes valid and binding obligations of Seller, this Agreement constitutes valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms thereof, except to the extent that such enforcement may be limited by Creditor’s Rights.

(b)                                 The execution, delivery and performance by Purchaser of this Agreement or any other agreement contemplated hereunder or the consummation by Purchaser of the transactions contemplated hereby or thereby does not or will not, after the giving of notice, or the lapse of time, or otherwise, (i) conflict with any of the provisions of the Organizational Documents of Purchaser, (ii) conflict with or result in a breach of, or constitute a default under any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, or (iii) contravene any Applicable Law, except in the case of clauses (ii) and (iii) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which would not reasonably be expected to prevent, materially delay or materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.3.                                 Consents and Approvals.

(a)                                 No consent of, notice to or filing with any Governmental Entity or any other Person is required to be obtained, given or made by Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations, notices or filings which have been obtained, given or made or, if not made, given or obtained, would not reasonably be expected to prevent, materially delay or impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4.                                 Investor Status.

(a)                                 Purchaser is an Accredited Investor, and has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated hereunder and is capable of bearing the economic risks inherent therein.  Purchaser understands that the Shares issued hereunder have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein.

(b)                                 Purchaser further understands that the Shares acquired by it hereunder are “restricted securities” within the meaning of Rule 144 under the Securities Act and that Purchaser may not sell the Shares acquired by it hereunder unless such Shares are registered with the Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available; in particular, Purchaser is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met.

(c)                                  Purchaser is acquiring the Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under Applicable Law.

(d)                                 Purchaser acknowledges that the Shares will bear, in book-entry form, restrictive legends substantially the same as the following:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO STANDSTILL OBLIGATIONS PURSUANT TO THAT CERTAIN JOINT VENTURE AGREEMENT, DATED AS OF JUNE 16, 2017 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PATTERN ENERGY GROUP INC.) WHICH PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE TRANSFER THEREOF.  ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT SHALL BE VOID.

UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE

THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND ONE DAY FOLLOWING THE CLOSING DATE].

Section 5.5.                                 Litigation.  There are no actions, suits, proceedings, hearings, orders, investigations, complaints or claims pending or, to the Knowledge of Purchaser, threatened against Purchaser, that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.6.                                 Financing.  Purchaser will on the Closing Date have sufficient unrestricted cash on hand or availability under its existing credit facilities to pay the Closing Purchase Price hereunder and to pay all other amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and all of its Representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 5.7.                                 Due Diligence Review.  Purchaser acknowledges that PEGI is a publicly traded company, and Purchaser has conducted its own due diligence review with respect to PEGI, including review of forms, registration statements, reports, schedules, statements, financial statements and any notes thereto filed by PEGI under the Exchange Act or the Securities Act and is entering into the transactions contemplated by this Agreement based in part on such investigation, and except for the specific representations and warranties made by Seller in Article IV, Seller is not making any other representations or warranties.

Section 5.8.                                 Canadian Prospectus Exemption and Resale Restriction.

(a)                                 Purchaser is purchasing the Shares in the Province of Québec as principal for its own account pursuant to the prospectus exemption under section 2.3 of NI 45-106.

(b)                                 Purchaser is a crown corporation and, as such, is a Canadian Accredited Investor under paragraph (f) of the definition of “accredited investor” in NI 45-106.

(c)                                  Purchaser acknowledges that (i) if the Shares are represented by a certificate or certificates, the certificate(s) representing the Shares will bear the following legend: “UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND ONE DAY FOLLOWING THE CLOSING DATE]”, and (ii) if the Shares are entered into a direct registration or other electronic book-entry system, or if the Purchaser does not directly receive a certificate representing the Shares, the Purchaser has received written notice containing the foregoing legend restriction notation, and in each case neither PEGI nor any transfer agent of PEGI will register any transfers of such Shares not made in compliance with such restrictions on resale.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1.                                 Pre-Closing Access to Records.  From the date hereof to the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VIII, except as required by Applicable Law or otherwise expressly permitted or contemplated by this

Agreement, Seller shall permit Purchaser and its authorized Representatives, at the sole cost of Purchaser, to have reasonable access, subject to a reasonable claim of attorney-client privilege, during normal business hours and with reasonable prior written notice, to Seller’s Books and Records, to the extent related to Seller’s Ownership Interest.

Section 6.2.                                 Commercially Reasonable Efforts; Cooperation.

(a)                                 Purchaser and Seller shall each use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

(b)                                 Without limiting the generality of Section 6.2(a), neither Purchaser nor Seller shall take any action, or permit any of its Affiliates to take any action, to materially diminish the ability of any Party to consummate, or materially delay any Party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any Party’s obligations to consummate the transactions contemplated hereby to not be satisfied.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1.                                 Public Announcements.  Seller, on the one hand, and Purchaser, on the other hand, shall not, and shall cause their respective controlled Affiliates and Representatives not to, issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the Other Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by Applicable Law or regulations of any applicable stock exchange, in which case the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the Other Party reasonable time to comment on such release or statement.

Section 7.2.                                 Further Assurances.  From time to time after the Closing, Purchaser and Seller will, at their own cost and expense, execute and deliver such further instruments, certificates and documents and take such further actions as the Other Party may reasonably request in order to effectuate the purposes of this Agreement, to carry out the terms hereof applicable to them, to more fully and completely convey the Shares from Seller to Purchaser, or to otherwise more fully give effect to the transactions contemplated hereby.

Section 7.3.                                 Restriction on Transfer.  Without the prior written consent of Seller, during the period commencing on the Closing Date and ending on the date that is 180 days thereafter, Purchaser shall refrain from offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any or all of the Shares.

ARTICLE VIII

TERMINATION

Section 8.1.                                 Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written agreement of Seller and Purchaser;

(b)                                 by Purchaser, if it is not in material default of any of its covenants, agreements or obligations hereunder and if there has been a breach by Seller of any of its obligations, representations or warranties contained in this Agreement that has not been waived in writing and that renders the conditions set forth in Section 3.2(a) or Section 3.2(b) incapable of being satisfied by the Termination Date, and in each case such breach is not cured (if able to be cured) within fifteen (15) Business Days of receipt of notice thereof by Purchaser to Seller;

(c)                                  by Seller, if it is not in material default of any of its covenants, agreements or obligations hereunder and if there has been a breach by Purchaser of any of its obligations, representations or warranties contained in this Agreement that has not been waived in writing and that renders the conditions set forth in Section 3.2(a) or Section 3.2(c)  incapable of being satisfied by the Termination Date, and in each case such breach is not cured (if able to be cured) within fifteen (15) Business Days of receipt of notice thereof by Seller to Purchaser;

(d)                                 by either Seller or Purchaser, if the Closing shall not have occurred on or before (i) July 16, 2017 (the “Termination Date”) or (ii) such later date as the Parties may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (A) Purchaser, if Purchaser’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, or (B) Seller, if Seller’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(e)                                  by either Seller or Purchaser, if a Governmental Authority has issued a nonappealable final judgment that consummation of the transactions contemplated in this Agreement is illegal.

Section 8.2.                                 Effect of Termination.  Notwithstanding the foregoing, termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall not in any way limit or restrict the rights and remedies of any Party against any other Party that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof.  In the event of termination of this Agreement by Purchaser or Seller as provided above in Section 8.1(d) or  Section 8.1(e), this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser or Seller (or their respective officers or directors), except this Section 8.2, and Article X shall survive any termination of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1.                                 Survival of Representations and Warranties.  The respective representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing Date until the date that is twelve (12) months from the Closing Date, except that (a) the representations and warranties contained in Section 4.1 (Due Organization, Good Standing and Partnership Power), Section 4.2(a) (Authorization), Section 4.4 (Title to Shares), Section 5.1 (Due Organization, Good Standing and Corporate Power), and Section 5.2(a) (Authorization) shall survive the Closing Date and terminate upon the expiration of the relevant statute of limitations.  Each covenant and other agreement of Seller or Purchaser hereunder shall survive in accordance with its terms.  No Person shall be liable for any claim for indemnification under this Article IX unless a claim certificate (“Claim Certificate”) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such Losses described in the Claim Certificate shall survive, to the extent of the Losses described in such Claim Certificate only, until such Losses are resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the Claim Certificate is delivered.

Section 9.2.                                 Indemnification by Seller.  Subject to the other provisions set forth in this Article IX, from and after the Closing, Seller agrees to and shall indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective Representatives, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchaser Indemnitees”) from and against, and pay and reimburse each Purchaser Indemnitee for, any Losses (whether or not such Losses arise out of a Third Party claim (“Third Party Claim”) suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(a)                                 any breach of or inaccuracy in any representation or warranty made by Seller contained in this Agreement; or

(b)                                 any breach of any covenant or agreement by Seller contained in this Agreement.

Section 9.3.                                 Indemnification by Purchaser.  Subject to the other provisions set forth in this Article IX, from and after the Closing, Purchaser agrees to and shall indemnify, defend and hold harmless Seller and its Affiliates and each of their respective Representatives, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Seller Indemnitees”) from and against, and pay and reimburse each Seller Indemnitee for, any Losses (whether or not such Losses arise out of a Third Party Claim) suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to:

(a)                                 any breach of or inaccuracy in any representation or warranty made by Purchaser in this Agreement; or

(b)                                 any breach of any covenant or agreement by Purchaser contained in this Agreement.

Section 9.4.                                 Sole Remedy/Waiver.  Except as otherwise provided herein, or in the case of fraud or willful misconduct, the remedies provided for in this Article IX shall be the sole and exclusive remedies for any breach of any representation or warranty under this Agreement.

Section 9.5.                                 Treatment of Indemnification Payments.  Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Closing Purchase Price for Tax purposes.

ARTICLE X

MISCELLANEOUS

Section 10.1.                          Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

Section 10.2.                          Extension; Waiver.  Any agreement on the part of any Party to extend the time for the performance of the obligations or waive any breach by the Other Party shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 10.3.                          Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email transmission (in the case of email transmission, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties hereto) and shall be effective and deemed to have been given (a) immediately when sent email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(i)                                     If to Seller, to:

Pattern Development Finance Company LLC
Pier 1, Bay 3
San Francisco, CA 94111
U.S.A.
Attention: General Counsel
Email: generalcounsel@patternenergy.com

with a copy (which shall not constitute notice or service of process) to:

Vinson & Elkins LLP
666 Fifth Avenue
New York, New York 10103
U.S.A.
Attention: Robert Seber
email:              rseber@velaw.com

(ii)                                  if to Purchaser, to:

Public Sector Pension Investment Board
1250 René-Lévesque Blvd, West, Suite 1400
Montréal, Québec H3B 5E9
Canada

Attention:                                         Managing Director, Infrastructure Investments

Email:                                                            vertuousenergy@investpsp.ca and legalnotices@investpsp.ca

with a copy (which shall not constitute notice or service of process) to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue
26th Floor
Montréal, Québec H3A 3N9
Canada
Attention: Franziska Ruf and Olivier Désilets
email:              fruf@dwpv.com and odesilets@dwpv.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.4.                          Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 10.5.                          Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto.  Except with respect to Article IX hereof, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the Other Party to this Agreement.

Section 10.6.                          Amendment and Modification.  This Agreement may not be amended, modified or supplemented except by a written instrument executed by all Parties to this Agreement.

Section 10.7.                          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by email transmission of scanned pdf images, which shall have the same legal effect as an originally executed counterpart.

Section 10.8.                          Applicable Law.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)                                 The state or federal courts located in the State of Delaware shall have exclusive jurisdiction over any and all disputes between the Parties hereto, whether in law or equity, arising out of or relating to this Agreement, the other agreements, instruments and documents contemplated hereby and thereby and the transactions contemplated hereby and thereby, and the Parties hereto consent to and agree to submit to the exclusive jurisdiction of such courts.  Each of the Parties hereto waives and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereto hereby agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 10.3, or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 10.9.                          Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner adverse to any Party hereto.  Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.10.                   Specific Enforcement.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that the Parties shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Applicable Law or in equity as a remedy for any such breach or threatened breach.  Each Party further agrees that neither any Party hereto nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.11.                   Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.12.                   Joint Drafting.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

PATTERN DEVELOPMENT FINANCE COMPANY LLC

By:
Name:
Title:

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:
Name:
Title:

By:
Name:
Title:

Schedule 4.5

Material Litigation

None.

SCHEDULE 4.5-1

Schedule 4.6

Compliance with Laws

None.